Exhibit 10.5

AGREEMENT

BETWEEN

KEYSPAN CORPORATE SERVICES LLC

AND

VERUTEK TECHNOLOGIES, INC.

February 22, 2008

THIS AGREEMENT (the "Agreement"), made as of the 22nd day of February 2008, is between KEYSPAN CORPORATE SERVICES LLC (the "Company" or "KeySpan"), a New York limited liability company, with offices at 175 East Old Country Road, Hicksville, New York 11801 and VeruTEK Technologies, Inc., a with offices at 65 West Dudley Town Road, Bloomfield, CT 06002 ("Contractor"). The Company and the Contractor are individually referred to herein as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, KeySpan desires to contract for professional services as specified in this Agreement, the Work Plan, the Scope of Work and the Proposal (each as defined below); and

WHEREAS, the Contractor is engaged in the business of providing professional services, has the experience, expertise, personnel and professional certification necessary to provide such services and desires to perform such services as specified in this Agreement, the Work Plan, the Scope of Work and the Proposal (each as defined below).

NOW, THEREFORE, in consideration of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1  DEFINITIONS

Whether singular or plural, when used in this Agreement and initially capitalized, the terms listed in this Article 1 will have the meanings ascribed to those terms as follows:

"AAA" means the American Arbitration Association. "ACM" means asbestos containing material.

"Company Representative" means the Company representative(s) designated by the Company to direct and coordinate the Contractor's performance of the Services, as such term is defined herein.

"Confidential information" has the meaning ascribed to it in Article 20 of this Agreement. "Contaminated Material" has the meaning ascribed to it in Article 34 of this Agreement. Contractor

"Event of Default" has the meaning ascribed to it in Article 13 of this Agreement. "Force Majeure" has the meaning ascribed to it in Article 21 of this Agreement.

"Proposal" means the document dated December 12, 2007 entitled "Bay Shore OU-4 Cesspool Area Proposal for S-ISCO-MGP Application" annexed hereto and made a part of this Agreement as Exhibit A.

"Purchase Order" has the meaning ascribed to it in Article 2, Section D of this Agreement.

"Scope of Work" means the document dated January 25, 2008 entitled "S-ISCO Application Bay Shore OU-4 Cesspool Area Terms and Conditions – Scope of Work" annexed hereto and made a part of this Agreement as Exhibit B.

"Services" has the meaning ascribed to it in Article 2 of this Agreement. "Term" has the meaning ascribed to it in Article 3 of this Agreement.

"Work Plan" means the New York State Department of Environmental Conservation ("NYSDEC") approved "Bay Shore/Brightwaters Former MGP Site OU-4, Former Cesspool, S-ISCO Work Plan" dated February 19, 2008 annexed hereto and made a part of this Agreement as Exhibit C.

Article 2 - PERFORMANCE AND SCOPE OF WORK

A. The Contractor shall perform all the work, including furnishing all labor, materials, and equipment (except that which is specifically mentioned in this Agreement, the Work Plan, the Scope of Work or the Proposal as being supplied by others) as set forth in the Work Plan, the Scope of work and the Proposal, hereinafter collectively referred to as the "Services".

B. The Contractor shall perform the Services in strict conformity with the terms of this Agreement, the Work Plan, the Scope of Work and the specifications, drawings and correspondence issued by the Company, if any, for each project to be performed pursuant to this Agreement. The Work Plan, the Scope of Work, the Proposal and all project specifications, drawings and correspondence are incorporated in and hereby made a part of this Agreement.

C. Instructions or explanations given by the Company Representative to the Contractor to complete, clarify or give proper effect to this Agreement, the Work Plan, the Scope of Work, the Proposal and any specifications, drawings and correspondence will be deemed a part of this Agreement. If there is any uncertainty as to the meaning of any portion or portions of the Work Plan, the Scope of Work, the Proposal, this Agreement, or any project specifications, drawings and correspondence, such documents will be interpreted as calling for the best quality as to materials, equipment and workmanship capable of being supplied or applied and requiring that the Services be accurate, current and complete. Any explanation provided by the Company Representative regarding any such uncertainty shall be final and conclusive.

D. The provisions of this Agreement and the Exhibits thereto are intended to complement each other. The Parties agree, however, that in the event of any conflict among the terms of (i) this Agreement, (ii) the Work Plan, (iii) the'Scope of Work, and (iv) the Proposal, the terms of the documents shall govern in the priority listed in this sentence.

E. All data, documents, reports, calculations, photographs, models, diagrams, specifications, computer files and computer data generated during the performance of the Services shall be the exclusive property of the Company and any use by the Contractor unrelated to the preparation of the OU-4 Cesspool Area IRM Completion Report must be authorized in advance and in writing by the Company. This includes, but is not limited to, all process monitoring data, performance monitoring data, soil gas analytical data, groundwater analytical data, soil analytical data, field observations and photographs. The Contractor shall provide a daily data report to XDD that includes all performance and process monitoring data obtained the previous day and shall provide SXDD with real time access to all performance and process monitoring data obtained at the site.

 F.  The Contractor shall identify, in writing, any and all former Company employees that Contractor hires, retains or employs to perform the Services. Such notification shall be on the Contractor's letterhead and forwarded to the Company at the address set forth in Article 16 hereof. Contractor shall provide such initial notification concurrently with the execution of this Agreement and thereafter at the end of each calendar month during the Term (as such term is defined herein) and any extensions thereof.

Article 3 - PERIOD OF PERFORMANCE

The term of this Agreement shall commence as of the date set forth on the first page of this Agreement and shall remain in effect until December 31, 2009 (the "Term"), unless otherwise terminated pursuant to the provisions of this Agreement.

Article 4 - PAYMENT

A.  For and in consideration of the Contractor's true and faithful performance of each and every covenant, agreement and requirement set forth in this Agreement, the Company shall pay the Contractor ) pursuant to the Scope of Work.

B. The Contractor shall submit an itemized invoice for payment to cover completed project milestones as set forth in the Scope of Work. The Company shall pay all invoices within thirty (30) days of receipt thereof.

C. If the Company disputes and/or questions any portion of an invoice and desires, in its sole discretion, to retain the disputed portion pending resolution, the undisputed portion of such invoice shall be payable in accordance with the terms of this Agreement.

D.Changes In Scope,

1.
Extra Services/Deleted Services. The Company, in its sole judgment and discretion, and at any time or from time to time, has the right to require the Contractor to perform other, additional or extra Services ("Extra Services") that are related to the Services to be performed under this Agreement, and to delete all or any part of the Services ("Deleted Services"). Extra Services and Deleted Services shall be collectively referred to as "Changes in Scope." All Company required Changes in Scope shall be furnished to the Contractor in writing.

2.	Bidding. The Company reserves the rights to obtain bids and award any Extra Services and/or Deleted Services to other contractors or to perform the Extra Services and/or Deleted Services itself.

3.
 Authorization, The Company will not consider, process or pay for Extra Services claims unless the Extra Services claims are submitted in writing and are authorized by the Company's duly executed written order prior to the commencement of the Extra Services.

Article 5 - OMISSION TO POINT OUT ERRORS, VARIATIONS AND DEFECTS

The Company Representative shall advise the Contractor of errors or variations from the requirements of this Agreement and of defects in workmanship and material, but it is expressly agreed that any omission on. the Company Representative's part to point out any such errors, variations, or defects or to provide any instructions or explanations to the Contractor will not give the Contractor any right or claim against the Company and shall not in any way relieve the Contractor from its obligation to perform the Services according to the terms and conditions of this Agreement.

Article 6 WARRANTY AND ACCEPTANCE

A. The Contractor represents and warrants that the Services will be performed in a workmanlike and professional manner consistent with the professional standard of care associated with such services and that all Services, materials and reports prepared by the Contractor will be accurate, current, complete and consistent with the requirements set forth in the Proposal, this Agreement and any project specifications, drawings and correspondence. In the event that the Services furnished by Contractor do not meet the foregoing standards of care and/or the terms of this Agreement, Contractor will re-perform such Services at no cost to Company, provided that Company notifies Contractor, in writing, of such deficiency within a period of one year from the date such Services were accepted by the Company.

B. The Contractor represents and warrants that it has the right to enter into and fully perform this Agreement, and, to the best of Contractor's knowledge, information and belief, no Services, equipment, materials, or reports furnished hereunder will in any way infringe upon or violate any applicable law, rule or regulation, any contract with a third party or any rights of any third person, including, without limitation, rights of privacy, patent, trade secret, trademark or copyright. Contractor, at its sole cost and expense, shall conduct any and all required searches of the privacy, patent, trade secret, trademark or copyright information to ensure that the Services, equipment, materials and reports furnished pursuant to this Agreement are non-infringing.

C.             Acceptance of the Services or portions of the Services shall be made in writing by the Company Representative. No payment other than final payment for a project shall constitute acceptance of the Services or portions thereof.

D.             The Contractor's failure to comply with any provision of this Article 6 will be a material breach of this Agreement and the Contractor shall be liable to the Company for any and all costs, expenses, fines, levies, legal fees, or statutory and regulatory requirements imposed on the Company as a result of such non-compliance.

Article 7 – SERVICES BY OTHERS

A. The Company reserves the right to perform services or furnish materials not covered by this Agreement and award contracts to third parties for such services or materials. The Contractor shall cooperate with the Company and such third parties and shall not interfere with the performance of such services by the Company or by any third party.

B. Prior to commencing the Services, and from time to time during the Term, the Contractor shall examine the work performed by others insofar as it influences the Services to be performed by the Contractor. If the Contractor finds any defects in the work performed by others, the Contractor shall immediately notify the Company in writing and shall not proceed with the Services until such defects are corrected or the Company Representative authorizes the Contractor proceed with the Services in writing. If the Contractor proceeds with the Services prior to such correction or authorization, then the Contractor shall (i) be deemed to have accepted such work; (ii) be responsible for the accuracy of such work; and (iii) perform any required redesign of such work at the Contractor's sole cost and expense.

Article 8 – COMPANY'S RESPONSIBILITIES

A. The Company shall endeavor to provide, in a timely manner, the Contractor with all known and then available information and data concerning the requirements for the project for which the Services are being rendered,

B. If the Company desires specific safety devices to be included in the design that are beyond those required by applicable codes, regulations, rules and standards. The Company shall so advise the Contractor in writing.

C. The Company shall review all sketches, drawings, specifications, proposals, contracts and other documents submitted by the Contractor, and shall inform the Contractor promptly of the Company's comments. Any Company approval of such documents shall not relieve the Contractor of its obligations under this Agreement,

Article 9 - INSURANCE

A.  Prior to commencing the Services, the Contractor shall, at its own expense, procure and maintain while this Agreement is in effect the following minimum insurance in forms and with insurance companies acceptable to the Company. The Contractor shall ensure that all of its subcontractors, agents, employees, licensees, and invitees are similarly in compliance with the insurance provisions set forth in this Article 9 at all times.

(1)	Workers' Compensation Insurance in accordance with statutory requirements and Employer's Liability with a minimum limit of $1,000,000 each occurrence.

(2)
Commercial General Liability Insurance including Personal Injury, Contractual, Products Liability, Independent Contractors, Broad Form Property Damages and coverage, with the following minimum limits of liability:

$1,000,000 per occurrence Combined Single Limit; and

$2,000,000 General Aggregate.

(3)
Professional Liability Insurance  with minimum limits of not less than ten million ($10,000,000) dollars per occurrence in respect of claims arising out of the performance of the Services under this Agreement and caused by any error, omission, or negligent act for which Contractor is liable. Contractor shall maintain this insurance for a minimum of two (2) years after the expiration or termination of this Agreement.

(4)
Commercial Automobile Liability Insurance with minimum limits of one million ($1,000,000) dollars per occurrence. This insurance is to apply to all owned, non-owned and hired automobiles used by Contractor in the performance of the Services or any services on behalf of the Company.

(5)
Umbrella Liability Insurance to be in force with the Commercial General Liability, Commercial Automobile Liability and Employer's Liability insurance policies set forth above with a minimum limit of not less than five million ($5,000,000) dollars per occurrence.

B.             Endorsement. All polices of insurance required to be maintained by Contractor pursuant to this Article 9 shall be primary to any and all insurance carried by the Company, and its parents, subsidiaries and affiliates. Except for Workers' Compensation Insurance, all policies of insurance required to be maintained by Contractor pursuant to this Article 9 shall be endorsed to warrant that the insurance carrier(s) waive subrogation against the Company and its parents, subsidiaries and affiliates. Such insurance policies shall include an endorsement stating that the Company, its parents, subsidiaries and affiliates, and, if requested, affected property owners are additional insureds with respect to the Contractor's activities relating to this Agreement.

C.             Bonding. If the Contractor is required by law, ordinance or regulation to be bonded, prior to the granting of a license to engage in a business or a permit to exercise a particular privilege, the Contractor shall provide proof of such license bond.

D.             Insurance Notification. Prior to the commencement of the Services, the Contractor shall deliver Certificates of Insurance showing that the insurance set forth in this Article 9 is in force and that not less than 60 days notice will be given to the Company prior to cancellation, termination or material. alteration of said insurance. The Contractor shall not commence the Services until the Contractor delivers acceptable Certificates of Insurance to the Company at KeySpan Corporation, One MetroTech Center, Brooklyn, New York 11201, Attn: Risk Management Department. The Certificate Holder of Insurance is KeySpan Corporation, One MetroTech Center, Brooklyn, New York 11201, Attention: Risk Management Department.

E. The insurance requirements as set forth in this Article 9 are to fully protect the Company and its parents, subsidiaries and affiliates from and against any and all claims by third parties, including employees of Contractor or its agents, subcontractors and invitees. Said insurance, however, shall in no manner relieve or release the Contractor, its agents, subcontractors, and invitees from, or limit their liability as to any and all obligations under this Agreement.

F. Within eight (8) hours of the occurrence of any accidents arising out of the Services or in connection with this Agreement, the Contractor shall provide orally. notification to the Company, which notice shall be confirmed in writing within seven (7) days. Such notice shall be provided to the Company's Risk Management Department, One MetroTech Center, Brooklyn, New York 11201. Such notice shall not relieve either Party of any of its obligations under this Agreement, nor be construed to be other than a mere notification.

G. If any or all of the insurance policies required to be maintained by the Contractor pursuant to this Article 9 are available only on a claims-made basis, then the dates of coverage (including the retroactive date) and the time period within which any claim can be filed shall be so stated in the Certificate of Insurance and the Contractor shall not permit any gaps in coverage to occur.

Article 10 - INDEMNIFICATION

A.  The Contractor shall defend and indemnify and save harmless the Company and its parents, affiliates, subsidiaries, directors, members, trustees, shareholders, officers, employees and agents (collectively, the "Indemnified Parties"), from and against any and all obligations, fees, charges, demands, damages, costs, losses (including, but not limited to property damage, bodily injury, personal injury or death resulting therefrom), claims, penalties, expenses (including, but not limited to, attorneys'
fees and expenses of litigation, accounting, consulting or engineering fees and related expenses), judgments, liens and encumbrances, whenever made or incurred, arising out of or in connection with the negligence, acts, errors, or omissions of the Contractor in the performance of the Services, or any person or entity rendering services or materials to the Contractor for use in the performance of the Services.

B. The Contractor shall defend and indemnify and save harmless the Indemnified Parties from and against any penalties, fines or forfeitures imposed by a governmental authority or expenses associated therewith (including, reasonable litigation costs and reasonable attorneys' fees) arising out of or connected with any failure or refusal by the Contractor, or any person or entity rendering services or materials to the Contractor for use in the performance of the Services, to comply with any law, statute, regulations, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision thereof, or any agency, authority, bureau, commission, department or instrumentality thereof, or any court, regarding the performance of the Services.

C. The Contractor represents and warrants that the materials, goods, work and Services provided by the Contractor under this Agreement shall be delivered free of any third party claim for infringement of any copyright, trademark, service mark, patent rights or any other proprietary or intellectual property rights that may affect the adoption or use of the goods, work and Services contracted for under this Agreement. The Contractor shall defend, hold harmless and indemnify the Indemnified Parties from and against the payment of any royalties, damages, losses, or expenses claimed or established against the Indemnified Parties on behalf of any person, firm, entity or corporation arising out of or connected with such infringement or other obligation for which the Contractor is alleged to be responsible. The Indemnified Parties shall have the right, in their discretion, to cancel the undelivered portion of the Services under this Agreement upon their receipt of a notice or claim charging infringement,

D. The Contractor shall indemnify and hold harmless the Indemnified Parties against any and all liabilities whatsoever for damages and/or injuries which may be incurred by the Indemnified Parties by virtue of defective material or workmanship in the goods, work and Services supplied hereunder.

E. in accordance with Paragraphs A, B, C, and ID of this Article 10, the Indemnified Parties have the right to demand that the Contractor undertake to defend the Indemnified Parties against all lawsuits for which the Contractor has a duty to indemnify the Indemnified Parties. In the event that the Contractor indemnifies the Indemnified Parties for any damages, losses, costs, and expenses which result from the negligence of a third party, any corresponding cause of action which the Indemnified Parties may have against such third party will be assigned by the Indemnified Parties to the Contractor.

F. In the event that an Indemnified Party becomes aware of any event or circumstance which might entitle it to indemnification under this Article 10, it shall provide Contractor with written notification within the earlier of thirty (30) days after discovery of such event or circumstance or ten (10) calendar days prior to the time any response is required by law regarding such event or circumstance.

G. The Company shall indemnify and hold harmless the Contractor and its agents and employees from and against all claims, damages, losses and expenses, including but not limited to reasonable attorney's fees, arising out of or resulting from damage, loss or expense if attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property arising out of the negligence, acts or omissions of the Company, or for those whose acts the Company may be liable.

Article 11 - COMPLIANCE

A.             The Contractor shall comply with all applicable Federal, State and local laws, rules, ordinances, regulations, codes, orders or directives that in any manner regulate or affect the Services, including but not limited to, all applicable environmental laws, ordinances and regulations, the Occupational Safety and Health Act of 1970, as amended, and the regulations promulgated thereunder, Executive Order No. 11246, as amended, relative to Equal Employment Opportunity and all other applicable laws, rules and regulations, including Title VII of the Civil Rights Act of 1964, and all laws, rules and regulations applicable to the hiring of disabled veterans, veterans of the Vietnam era and individuals with physical or mental disabilities.

B. The attached Appendix A entitled "NONDISCRIMINATION IN EMPLOYMENT" is hereby incorporated in and made a part of this Agreement and is binding upon the Contractor to the extent that this Agreement constitutes a "subcontract" as defined in Section 60-1.3(w) of the Rules and Regulations of the Office of Federal Contract Compliance, Equal Employment Opportunity, 41 CFR Part 60.

C. The Contractor shall indemnify and hold the Indemnified Parties harmless from any loss, damage, penalty or injury, including attorney's fees and expenses, suffered by the Indemnified Parties due to the Contractor's default in compliance with applicable Federal, state and local laws, rules, ordinances, regulations, codes, orders or directives. This indemnification and hold harmless obligation is separate from and independent of any other obligations of the Contractor's to indemnify and hold the Indemnified Parties harmless from claims, costs, obligations or expenses.

Article 12 – LIMITATION OF LIABILITY

A. Except as otherwise specifically set forth herein, the Contractor's total liability to the Company arising out of or in connection with this Agreement for the Contractor's performance of the Services required hereunder shall not exceed the amounts paid or payable to the Contractor hereunder; provided, however, that the foregoing limitation of liability shall not apply to the gross negligence or willful misconduct of the Contractor, its employees, contractors, subcontractors and agents. The limitation of liability set forth in this Article 12 (I) is exclusive of and shall not be reduced by any sums recoverable under any insurance carried by or on behalf of the Contractor, its contractors and subcontractors in accordance with this Agreement, and (ii) shall not be construed to limit or otherwise affect the Contractor's hold harmless/indemnification obligations set forth in this Agreement.

B. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING OUT OF THIS AGREEMENT.

Article 13 - EVENT OF DEFAULT

Any one or more of the following events shall constitute an Event of Default under this Agreement, and the term "Default" or "Event of Default" shall mean any one or more of the following events:

A. The Company's failure to pay any amount due and not in dispute pursuant to this Agreement within thirty (30) days after the Company receives notice from the Contractor;

B. The Contractor's failure to observe and perform any material covenant, condition, or agreement on its part to be performed and such failure continues for a period of 30 days after written notice is received by the Contractor specifying the nature of such default and requesting that it be remedied; provided however, that the Contractor shall have up to thirty (30) days to cure or make substantial progress (in the reasonable opinion of the Company) towards curing such Default;

C. The Contractor's dissolution or liquidation, or any material representation or warranty made herein proving to have been false or incorrect in any material respect at the time made;

D. The Contractor's breach of the terms of Article 19 and/or 20 of this Agreement; or

E.             Either Party (i) files a petition or otherwise commences a proceeding under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement (other than an assignment undertaken in connection with a financing) for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, bankruptcy trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, provided that if such action is taken without such party's consent, such party shall be allowed 60 days to dismiss such appointment, or (v) is generally unable to pay its debts as they come due.

Article 14 - TERMINATION

A.            Termination for Default. If there is an Event of Default under this Agreement, the non-defaulting Party, to the extent permitted by law, may, upon 30 days' prior written notice to the defaulting Party, terminate this Agreement and thereupon this Agreement shall cease and terminate unless within such 30 day period the cause of the Event of Default hereunder that was the subject of such notice has been cured or the defaulting Party has instituted and is diligently proceeding (in the reasonable opinion of the non-defaulting Party) with corrective action sufficient to cure such Event of Default.

B.            Termination for Convenience. The Company reserves the right to terminate this Agreement for convenience upon ten days notice to the Contractor. Upon such termination, the Company shall pay only for all Services performed through the effective date of termination plus reasonable costs incurred in effecting such termination and shall have no further liability to the Contractor, except as specified under this Agreement.

Article 15 - SUBCONTRACTORS

The provisions of this Agreement apply to any authorized subcontractors and their directors, officers, agents and employees in all respects and the Services performed by a subcontractor are subject to the provisions hereof, as if furnished directly by the Contractor. The Contractor is not discharged in any manner from its obligations and liabilities hereunder by the employment of a subcontractor but is liable hereunder for all subcontractor acts and omissions. The Contractor shall obtain the Company's written approval for each of its subcontractors prior to the commencement of the Services to be performed by such subcontractor. Upon the Contractor's request to subcontract any portion of the Services, the Contractor shall provide references to enable the Company to verify the subcontractor's experience. The Contractor shall not subcontract in whole or in part any of the Services, without first having obtained the Company's written consent to such subcontract. Any such subcontract for which the Company's written consent is not obtained will be null and void.

Article 16 - NOTICES/COMPANY CONTACTS

A,    All notices, demands, requests, consents, approvals and other communications which may or are required to be given by either Party to the other Party under this Agreement must be in writing and sent by United States registered or certified mail, postage prepared, return receipt requested or a national overnight carrier, and addressed to the Party for whom it is intended at its address set forth below:

If to the Contractor:	[Contractor to specify]

Attn:

If to the Company:
KeySpan Corporate Services LLC One MetroTech Centre Brooklyn, NY 11201 Attention: Christine Stockhausen Telephone: 718-403-2775 Facsimile: 718-797-5786

B. Either Party may designate a change of address by written notice to the other Party. Such notice shall be given at least ten (10) days before such change of address is to become effective.

C. The Contractor shall contact the following individuals with respect to the matters set forth below regarding this Agreement:

(1)            Commercial - For commercial matters contact Christine Stockhausen at 718-4032775. Commercial matters include inquiries regarding Agreement terms and conditions, modifications to this Agreement and negotiation of changes.

(2)            Performance of Services - For performance related issues, contact William J. Ryan at (516) 545-2586.

Article 17 – AUDITS

From the date hereof, the Contractor shall provide the Company access to all of the Contractor's books, records, vouchers, memoranda, papers or documents relating to the Services and the Contractor shall preserve all such records for a period of two (2) years after final payment under this Agreement, during which period the Company shall complete any audit that may be desired. If the Company does not avail itself of this right of access to the Contractor's records as herein provided, the Company will not be deemed to have waived any of the Company's other rights under this Agreement or to have ratified or accepted the Contractor's charges for any Services performed.

Article 18 - TAXES

A. The Contractor shall be responsible for and shall pay all payroll taxes and other taxes it incurs in performing the Services.

B. The Contractor shall not include New York State or local sales tax on its invoices. If applicable, the Company will pay such taxes directly to New York State through Direct Payment Permit Number DP-3471 (1.D. No. 11-3431358). If a certificate of exemption or similar document is required to exempt the Contractor from sales or similar tax liability, the Company shall obtain and furnish to the Contractor evidence of such exemption in a form satisfactory to the applicable taxing authority.

Article 19 - GRATUITIES

The Contractor on behalf of itself and its agents, servants, employees and subcontractors, warrants that no gratuity, payment, gift, service or other item of value (excepting a business meal or gift of nominal value) will be offered to any Company employee, or to any family member of a Company employee, or an employee of the parents, subsidiaries or affiliates of the Company. Whether or not authorized and whether or not intended to influence, the tendering of any such gratuity, payment, gift, service or other item of value (excepting a business meal or gift of nominal value) to: any such employee or to any employee family member, associate or agents of such employee; is an Event of Default and shall give rise to an immediate right of termination of this Agreement by the Company.

Article 20 - NON-DISCLOSURE

A. The Contractor hereby acknowledges that in connection with its performance of Services, the Contractor may be furnished with or exposed to information that is proprietary and confidential to the Company and/or its parents, subsidiaries and affiliates (the "Confidential Information"). Confidential Information shall include but shall not be limited to information concerning customers, employees, contractors, facility locations, techniques, methods, computer programs, software, drawings, maps, plans, and other data relating to the Company, its parents, subsidiaries and affiliates.

B. It is understood and agreed that (i) the Contractor shall use such Confidential Information only in connection with performing the Services, and (ii) the Contractor shall not disclose such Confidential Information to third parties or use such Confidential Information for any other purpose without the Company's prior written consent.

C. Upon project completion and/or the expiration or termination of this Agreement, the Contractor shall immediately return all such Confidential Information, including all copies thereof, to the Company, and shall delete and/or destroy any and all electronic filing maintained by the Contractor that contain Confidential Information, The Contractor acknowledges that the breach of the Contractor's obligations under this provision will cause irreparable harm to the Company, its parents, subsidiaries and affiliates. Any breach of these provisions by the Contractor shall entitle the Company, its parents, subsidiaries and affiliates to make use of any and all available remedies under this Agreement, and at law and in equity including, but not limited to, injunctive relief.

D. The non-disclosure obligations set forth in this Article 20 shall not apply to (i) information that was in the public domain prior to Contractor's receipt thereof or that subsequently becomes a part of the public domain by publication or otherwise, except through the Contractor's wrongful act; (ii) information made available to the Contractor by a third party having no confidentiality obligations with respect thereof; or (iii) information which was in the possession of Contractor prior to disclosure by Company. In the event that Contractor is required, in the course of administrative or judicial proceedings, to disclose Confidential Information, Contractor may make such disclosure; provided, however, that Contractor shall immediately notify Company of the requirement prior to disclosing the Confidential Information so that the Company may attempt to cause such third party to treat the Confidential Information in a confidential manner and to prevent such Confidential Information from becoming part of the public domain. The above non-disclosure obligations shall remain in effect for a period of two (2) years from the expiration or earlier termination of this Agreement.

E. Notwithstanding the foregoing, neither the Contractor nor its Subcontractors shall communicate with the public, the media, regulatory agencies or other third parties regarding any aspect of the Services or the Company's environmental cleanup activities in Bayshore. Personnel of VeruTEK and its Subcontractors shall direct any such third party inquiries to the XDD Site Manager.

F. Contractor shall not use the Company's name or logo or the name or logo of any of the Company's parents, subsidiaries or affiliates, for any advertising, promotion, trade display or other commercial purposes without the prior written consent of the Company.

Article 21 - FORCE MAJEURE

Neither Party shall be considered to be in default in the performance of its obligations under this Agreement, to the extent that the performance of any such obligation is prevented or delayed by any cause, which is beyond its reasonable control, including without limitation, acts of God; entry of an injunctive or restraining order or judgment of any governmental authority, provided that such order or judgment is not the result of the act, or failure to act, of a Party or its subcontractors or suppliers; strikes; lockouts or other industrial disturbances; acts of public enemies; wars; blockades; riots; civil disturbances; epidemics; floods; hurricanes; tornadoes; and general arrest or restraint of government ("Force Majeure"). When it is determined that Force Majeure may result in a. delay of Services, the affected Party shall (i) promptly notify the other Party of such. Force Majeure and its cause and confirm the same in writing within ten (10) calendar days of discovery of the event or circumstances constituting such Force Majeure; (ii) immediately supply such available information about the event or circumstances constituting the Force Majeure and the cause thereof as is reasonably requested by the other Party; and (iii) immediately initiate the removal of the cause of the Force Majeure or, if removal is not possible, to mitigate the effect thereof. In the absence of such notification, the affected Party waives the right to claim that Services were delayed by the occurrence of such event. If, however, the Contractor's performance is delayed, or it is reasonable to anticipate that performance will be delayed, for a period of one month, the Company shall have the right, in its sole discretion, to terminate this Agreement and will remit payment to the Contractor for Services performed up to the time of such termination.

Article 22 - INDEPENDENT CONTRACTOR

The status of the Contractor under this Agreement shall be that of any independent contractor and, in accordance with such status, the Contractor and its officers, agents, employees, representatives and servants shall at all times during the Term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of the Company nor make any claim, demand or application for any right or privilege applicable to the Company including, without limitation, rights or privileges derived from Worker's Compensation coverage and retirement membership or credit.

Article 23 - ARTICLE TITLES

The article titles are only for purposes of convenience, do not form a part of this Agreement, and will not be construed to qualify, explain, or affect any provision of this Agreement.

Article 24 - GOVERNING LAW

This Agreement will be deemed to have been entered into and will be construed, governed and enforced in accordance with the laws of the State of New York, excluding its conflict of law rules. Any action arising out of or relating to this Agreement will be brought in New York State Supreme Court,
Nassau or Suffolk Counties, or United States District Court for the Eastern District of New York. The Contractor, therefore, waives any rights it may have to insist that any lawsuit to which it is a party be litigated in any venue other than the above courts, and covenants not to sue the Company or its parents, subsidiaries or affiliates in any court other than the above described courts with respect to any Agreement-related dispute.

Article 25 - ASSIGNMENT

This Agreement is binding upon the Parties and their heirs, executors, administrators, successors, and assigns. Neither party shall assign this Agreement without first having obtained the other Party's written consent to such assignment. Any such assignment for which the other Party's written consent is not obtained will be null and void.
Article 26 - BINDING EFFECT

This Agreement inures to the benefit of and is binding upon the Parties hereto and their respective permitted successors and assigns; provided however, that this Agreement will not bind the Company until executed by a duly authorized representative of the Company and, if required, approved or ratified by the Company's Board of Directors.

Article 27 - SEVERABILITY

If any Article, phrase, provision or portion of this Agreement is, for any reason, held or adjudged to be invalid or illegal or unenforceable by a court of competent jurisdiction, such Article, phrase, provision or portion so adjudged will be deemed separate, distinct and independent and the remainder of this Agreement will be and remain in full force and effect and will not be invalidated or rendered illegal or unenforceable or otherwise affected by such adjudication. The Parties will endeavor to promptly negotiate a revised term or condition to replace that which was deemed illegal or. unenforceable.

Article 28 - COUNTERPARTS

   This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

Article 29 - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and completely and fully supersedes all other prior understandings or agreements, both written and oral, between the Parties. All previous communications and representations, whether oral or written, including, but not limited to any proposal(s), purchase order(s), and/or invoice(s) are hereby annulled and superseded, except to the extent that any such communications and representations are specifically incorporated in or referred to in this Agreement. This Agreement may be amended, changed, modified or altered only by a written instrument executed by both Parties.

Article 30 - WAIVER

No delay or omission in the exercise of any right under this Agreement will impair any such right or will be taken, construed or considered as a waiver or relinquishment thereof, but any such right may be exercised from time to time and as often as may be deemed expedient. If any of the terms and conditions are breached and thereafter waived, such waiver will be limited to the particular breach so waived and will not be deemed to be a waiver of any other breach under this Agreement.

Article 31 - PROVISIONS REQUIRED BY LAW DEEMED INSERTED

Each and every provision of law and governmental regulation required by law to be inserted in this Agreement is deemed inserted and this Agreement will read and be enforced as though the same were so included in this Agreement. If through mistake or otherwise any such provision is not inserted or is not correctly inserted, then, upon the application of either Party, this Agreement shall be deemed to be amended to make such insertion or correction.

Article 32 - DISPUTE RESOLUTION

A.             Step Negotiation. In the event of a dispute regarding this Agreement, the Parties shall attempt, in good faith, to resolve the dispute amicably and promptly by appointing a senior executive of each Party to attempt to mutually agree upon a resolution. Either Party may give the other Party written notice of any dispute or claim. Within ten (10) days after delivery of said notice, the executives will meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange information and attempt to resolve the dispute or claim within thirty (30) days.

B.             Mediation. If the senior executives of the Parties fail to reach agreement by direct negotiation within thirty (30) days from the commencement of step negotiation as set forth in Paragraph A of this Article 32, the Parties may submit the dispute to non-binding mediation under the Construction Industry Mediation Rules of the American Arbitration Association (the "AAA").

C.            Arbitration. If the Parties cannot resolve the dispute by non-binding mediation within thirty (30) days from the commencement of mediation, the dispute may be submitted, upon request of either Party, to binding arbitration by a retired New York State or federal court judge who has not previously been employed by either Party, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the AAA for Commercial Dispute Resolution, unless otherwise agreed by the Parties. Such arbitration shall be held within the State of New York. The substantive law specified in this Agreement shall apply to the proceeding, and the rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. The judgment rendered by the arbitrator may be enforced in any court having jurisdiction of the subject matter and the Parties. All costs of the arbitration shall be paid equally by the Parties, unless the award shall specify a different division of the costs, Each Party shall be responsible for its own expenses, including attorneys' fees. Each Party shall be afforded adequate opportunity to present information in support of its position on the dispute being arbitrated. The arbitrator may also request additional information from the Parties.

D.            Arbitration Rules, The arbitrator shall be bound by the terms of this Agreement and may not detract from or add to its terms. The Parties may by mutual agreement specifythe rules that are to govern the arbitration proceedings and limit the matters to be considered. To the extent practical, the arbitrator shall render a decision within thirty (30) days after the commencement of the proceedings. The findings and award of the arbitrator shall be final and conclusive and shall be binding upon the Parties, except as otherwise provided by applicable law. Each Party agrees that it will not bring a lawsuit concerning any dispute covered by this arbitration provision and submitted to arbitration, except for matters where a Party may seek a temporary restraining order, preliminary injunction or similar equitable relief in any court of competent jurisdiction, and except for matters where a Party may seek a permanent injunction, specific performance or similar equitable relief in such court to enforce a decision reached through arbitration. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in a court of competent jurisdiction. If an action is instituted to enforce such arbitration proceeding or decision, the Party prevailing in such action shall be entitled to recover from the other Party reasonable attorneys' fees and costs of such suit as part of the judgment.

E. Continued Performance. Unless otherwise directed by the Company, the Contractor shall continue performance of the Services in conformance with the requirements of this Agreement notwithstanding the existence of any dispute or controversy between the parties; provided that the Company shall continue to make undisputed payments to the Contractor in accordance with the terms hereof.

Article 33 - E-COMMERCE

The Company reserves the rights, but shall not be obligated, to (a) convert all terms that are the subject of this transaction to an 'e-commerce' format to enable the Company to conduct its management of and performance under this Agreement over the Internet, and (b) to use the services of a third party provider to furnish or create the required 'e-commerce' solution for such Internet capability.

Article 34 — HAZARDOUS MATERIALS

In the event the Contractor encounters or suspects the presence of asbestos containing material ("ACM") or any materials classified as hazardous or regulated substances, materials or waste by any federal, state, or local law, regulation or ordinance ("Contaminated Material"), other than any ACM or Contaminated Material identified in the project specifications, while engaged in the performance of the Services, the Contractor shall immediately discontinue that portion of the Services in progress in the affected area and shall notify the Company of such actual or suspected presence of ACM or Contaminated Material. Following such notification, the Company shall assess the conditions in the affected area.

Article 35 — REUSE OF DOCUMENTS

The drawings and documents prepared or furnished by the Contractor pursuant to this Agreement shall not be used by the Contractor for any other purpose. Any modifications to such drawings and documents made by or on behalf of the Company by anyone other than a professionally licensed engineer shall be at the Company's sole risk.

Article 36 — THIRD PARTY BENEFICIARY

Nothing under this Agreement shall be construed to give any rights or benefits in the Agreement to anyone other than the Company, its parents, subsidiaries and affiliates, and the Contractor, and all duties and responsibilities undertaken pursuant to this Agreement will be for the sole and exclusive benefit of the Company, its parents, subsidiaries and affiliates and the Contractor and not for the benefit of any other party, including employees of Contractor. In no event shall this Agreement be construed to (i) be an employment agreement with any employee of Contractor, or (ii) otherwise create any employee rights for the benefit of Contractor's employees.

Article 37 — PARTIALLY COMPLETED SERVICES

If the Contractor for any reason does not complete all of the Services under this Agreement, the Contractor shall be responsible for the accuracy, completeness, and workmanship of the completed Services. Contractor shall not be responsible for any claim, loss, damage or expenses in the event the Company uses the partially completed. Services to complete the project or for any other purpose.

Article 38 — ELECTRONIC MEDIA

Electronic media, including magnetic and optical disks and magnetic tapes, submitted by the Contractor to the Company under this Agreement shall operate on a system of hardware and software compatible to that utilized by the Company. The Company acknowledges that, with the passage of time, the system on which the electronic media was produced may be changed and updated. The Contractor and the Company agree that while the Contractor is under no obligation to maintain electronic media for the Services to operate on changed or updated electronic systems, the Parties shall provide reasonable cooperation in the transfer of electronic media to new technology as required.

Article 39 — REMOVAL OF ENGINEER'S EMPLOYEES

A. The Contractor shall immediately remove from the Company's property any Contractor employees the Contractor or subcontractor employees for conduct which in the Company Representative's opinion is improper, and such employees will not again be assigned to perform the Services under this Agreement.

B. The Contractor shall also remove from the Company's property any Contractor or subcontractor employees whose presence, in the Company Representative's opinion, is undesirable during periods of national emergency or any other times when the Company Representative determines that the interests of the Company might be prejudiced by the continued presence of such employees at the site. It will not be necessary for the Company Representative to give any reason when directing the Contractor to remove employees from the site.

C.            The Contractor shall require Contractor and subcontractor employees to conform to the rules and regulations of the Company and any agencies having jurisdiction at the site.

Article 40 – NON-EXCLUSIVE AGREEMENT

The Contractor acknowledges and agrees that this Agreement is not exclusive. It is understood and agreed that while this Agreement is in effect, the Company may retain any other person, firm or entity to provide and perform the Services contemplated hereunder by executing an agreement substantially similar to this Agreement.

Article 41 – CONFLICT OF INTEREST

Prior to initiating any work under this Agreement, Contractor shall undertake a comprehensive conflict of interest review to determine that it has no current or past obligation, direct or indirect that would conflict with the provision of the Services or would otherwise hinder Contractor's zealous defense of its provision of Services. Contractor shall inform KeySpan in writing that such conflict check has been completed within fifteen (15) days of execution of this Agreement. Until the completion of the Services and any follow up expert witness work that may be required, Contractor shall not directly or indirectly, provide services to, or be employed by, any party to provide services that may give rise to a potential conflict with the Services provided under this Agreement or otherwise inhibit Contractor from performing Services, unless prior written consent is obtained from KeySpan. Contractor shall continue to be bound by the terms of the Confidentiality provisions of this Agreement after performance of its services. In no event shall Contractor perform services for another party wherein Contractor shall describe KeySpan's approach or mindset ("KeySpan's Confidences") regarding environmental issues or any other issue to another party. Contractor recognizes that such a disclosure of KeySpan's Confidences would create irreparable damage to KeySpan and KeySpan shall be entitled to seek injunctive relief to remedy such damage.

Article 42 – WORK IN HARMONY

Contractor shall be responsible for harmonious labor relations among (i) its own employees and (ii) with respect to its presence at the site, its own employees, KeySpan employees, and the employees of any other contractors that are on or in proximity to the site. Contractor shall be responsible for any costs andior delays resulting from its failure to comply with this section.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth in the preamble to this Agreement.

KEYSPAN CORPORATE SERVICES LLC	ContractorVERUTEK TECHNOLOGIES, INC.

By: /s/ David C. Lodemore	By: /s/ John Collins

Name: David C. Lodemore	Name: John Collins

Title: VP Environmental	Title: President & CEO

APPENDIX A

NONDISCRIMINATION IN EMPLOYMENT

Federal Requirement

During the performance of this contract, the Contractor agrees as follows:

A. The Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, creed, color, sex or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

B. The Contractor will in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, creed, color, sex or national origin.

C. The Contractor will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer, advising the labor union or workers' representative of the Contractor's commitments under Section 202 of Executive Order No. 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

D. The Contractor will comply with all provisions of Executive Order No. 11246 of Sept. 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

E. The Contractor will furnish all, information and re ports required by Executive Order No 11246 of September 24. 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

F. in the event of the Contractor's noncompliance with the nondiscrimination clauses of this Agreement or with any of such rules, regulations, or orders, this Agreement may be canceled, terminated or suspended in whole or in part and the Contractor may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order No. 11246 or Sept. 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

G. The Contractor will include the provisions of Paragraphs (A) through (F) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of Sept. 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for noncompliance; provided, however, that in the event the Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.

For the purposes of this clause the words "Contracting Officer," "Agency Contracting Officer," and "Contracting Agency," shall be deemed to be the Contractor; "Government Contracts" shall be deemed to include contracts of the Contractor.

New York State Requirement

During the performance of this Agreement, the Contractor agrees as follows:

A. The Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex or national origin, and will take affirmative action to ensure that they are afforded equal employment opportunities without discrimination because of race, creed, color, sex or national origin. Such action shall be taken with reference, but not be limited, to: recruitment employment, job assignment, promotion, upgrading, demotion, transfer, layoff or termination, rates of pay or other forms of compensation, and selection for training of retraining, including apprenticeship and on-the-job training.

B. The Contractor will send to each labor union or representative of workers with which it has or is bound by a collective bargaining or other agreement or understanding, a notice, to be provided by the State Commission for Human Rights, advising such labor union or representative of the Contractor's agreement under clauses (A) through (G) (hereinafter called "nondiscrimination clauses"). If the Contractor was directed to do so by the contracting agency as part of the bid or negotiation of this Agreement, the Contractor shall request such labor union or representative to furnish it with a written statement that such labor union or representative will not discriminate because of race, creed, color, sex or national origin and that such labor union or representative either will affirmatively cooperate, within the limits of its legal and contractual authority, in the implementation of the policy and provisions of these nondiscrimination clauses or that it consents and agrees that recruitment, employment and the terms and conditions of employment under this contract shall be in accordance with the purposes and provisions of these nondiscrimination clauses. If such labor union or representative fails or refuses to comply with such a request that it furnish such a statement, the Contractor shall promptly notify the State Commission for Human Rights of such failure or refusal.

C. The Contractor will post and keep posted in conspicuous places, available to employees and applicants for employment, notices to be provided by the State Commission for Human Rights setting forth the substance of the provisions of clauses (a) and (b) and such provisions of the State's laws against discrimination as the State Commission for Human Rights shall determine.

D. The Contractor will state, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, that all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, sex or national origin.

E. The Contractor will comply with the provisions of Sections 291-299 of the Executive Law and the Civil Rights Law, will furnish all information and reports deemed necessary by the State Commission for Human Rights under these nondiscrimination clauses and such sections of the Executive Law, and will permit access to its books, records and accounts by the State Commission for Human Rights, the Attorney General and the Industrial Commissioner for purposes of investigation to ascertain compliance with these nondiscrimination clauses and such sections of the Executive Law and Civil Rights Law.

F. This Agreement may be forthwith canceled, terminated or suspended, in whole or in part, by the contracting agency upon the basis of a finding made by the State Commission for Human Rights that the Contractor. has not complied with these nondiscrimination clauses, and the Contractor may he declared ineligible for future contracts Made by or on behalf of the State or a public authority or agency of the State, until it satisfies the State Commission for Human Rights that it has established and is carrying out a program in conformity with the provisions of these nondiscrimination clauses. Such finding shall be made by the State Commission for Human Rights after conciliation efforts by the Commission have failed to achieve compliance with these nondiscrimination clauses and after a verified complaint has been filed with the Commission, notice thereof has been given to the Contractor and an opportunity has been afforded it to be heard publicly before three members of the Commission. Such sanctions may be imposed and remedies invoked independently of or in addition to sanctions and remedies otherwise provided by law.

G. The Contractor will include the provisions of clauses (A) through (F) in every subcontract or purchase order in such a manner that such provisions will be binding upon such subcontractor or vendor as to operations to be performed within the State of New York. The Contractor will take such action in enforcing such provisions of such subcontract or purchase order as the contracting agency may direct, including sanctions or remedies for noncompliance. If the Contractor becomes involved in or is threatened with litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Contractor shall promptly so notify the Attorney General, requesting him to intervene and protect the interests of the State of New York.